SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

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                                  FORM 15

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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               COMMISSION FILE NUMBER: 1-11202


                       AUTHENTIC FITNESS CORPORATION
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           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          90 PARK AVENUE, NEW YORK, NEW YORK 10016, (212) 287-8000
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(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                  COMMON STOCK, PAR VALUE $.001 PER SHARE
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          (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


                                    NONE
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(TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                   UNDER SECTION 13(A) OR 15(D) REMAINS)


PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

     RULE 12G-4(A)(1)(I  |X|              RULE 12H-3(B)(1)(I  |X|
     RULE 12G-4(A)(1)(I  |_|              RULE 12H-3(B)(1)(I  |_|
     RULE 12G-4(A)(2)(I  |_|              RULE 12H-3(B)(2)(I  |_|
     RULE 12G-4(A)(2)(I  |_|              RULE 12H-3(B)(2)(I  |_|
                                          RULE 15D-6          |_|

APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE
DATE:        1
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PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934,
AUTHENTIC FITNESS CORPORATION HAS CAUSED THIS CERTIFICATION/NOTICE TO SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

                              AUTHENTIC FITNESS CORPORATION


                              By: /s/ STANLEY P. SILVERSTEIN
   Date: December 17, 1999       ------------------------------
                              Name:  Stanley P. Silverstein
                              Title: Vice President and General Counsel


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.